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[KPMG LOGO]

                        KPMG LLP
                        345 Park Avenue
                        New York, NY 10154

            Consent of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees of First Eagle Funds:

We consent to the incorporation by reference, in this registration statement, to our report dated December 22, 2005, on the statements of assets and liabilities, including the schedules of investments, for the First Eagle Global Fund, First Eagle Overseas Fund, First Eagle U.S. Value Fund, First Eagle Gold Fund and First Eagle Fund of America ("the Funds"), each a series of the First Eagle Funds, as of October 31, 2005, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for the periods indicated in the Annual Report. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information.

KPMG LLP

New York, New York
February 24, 2006

           KPMG LLP, a U.S. limited liability partnership, is the U.S.
             member firm of KPMG International, a Swiss cooperative.